EXHIBIT (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-62021, 333-112890, and 333-07129 on Form S-8 of our report dated February 27, 2012, relating to the consolidated financial statements and financial statement schedule of Lufkin Industries, Inc., and the effectiveness of Lufkin Industries, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Lufkin Industries, Inc. for the year ended December 31, 2011.

DELOITTE & TOUCHE LLP

Houston, Texas
February 27, 2012